ASSET PURCHASE MODIFICATION AND LICENSE AGREEMENT


THIS ASSET PURCHASE MODIFICATION AND LICENSE AGREEMENT ("Agreement") is entered into this 9th day of July, 1998 by and between DP Enterprises, Inc. (formerly Compact Connection, Inc.), a Nevada corporation ("Seller"), Darrell W. Piercy (the "Seller's Shareholder"), TeleServices International Group Inc., a Florida corporation ("TSIG") and TSIG's wholly-owned subsidiary, Compact Connection, Inc., a Delaware corporation ("Buyer").

RECITALS:

WHEREAS, Seller, Seller's Shareholder, Buyer and TSIG are parties to an Asset Purchase Agreement dated April 23, 1998.

WHEREAS, Seller has been unable to provide audited financial statements of its operations in a timely manner, as required by the Asset Purchase Agreement, but Seller has represented to Buyer and TSIG that Seller reasonably believes that the audit will be completed in approximately thirty (30) days.

WHEREAS, the parties to the Asset Purchase Agreement have agreed to modify the closing date so that Buyer will not be deemed to have acquired the assets of Seller effective as of April 30, 1998, but rather will acquire the assets after the audited financial statements of Seller have been completed and are deemed acceptable to Buyer, in accordance with the Asset Purchase Agreement.

WHEREAS, the parties agree that Seller shall grant certain license rights to Buyer, which rights shall remain in effect until the closing of the Asset Purchase Agreement when the assets of Seller are acquired by Buyer, or, in the event that the Asset Purchase Agreement is not closed, for such an additional period of time as described herein.

WHEREAS, Seller is the sole and exclusive owner of certain intellectual property consisting of all rights and interest in the concept of marketing pre-recorded music recorded on tapes and compact disks, and other mediums that may become available, using a prepaid "MusicCard," including but not limited to any trademarks or tradenames for "Compact Connection" and "MusicCard" (all such rights and interests are collectively referred to as the "Intellectual Property").

WHEREAS, Seller has the power and authority to grant to Buyer the right, privilege, and license to use the Intellectual Property on or in association with the sale of pre-recorded music.

WHEREAS, Buyer desires to obtain from Seller an exclusive license to use the Intellectual Property; and

WHEREAS, both Buyer and Seller are in agreement with respect to the terms and conditions on which Buyer shall use the Intellectual Property.


--------------------------------------------------------------------------------
Initials:          Seller:_____  Seller's Shareholder:____   Buyer____  TSIG____

NOW, THEREFORE, in consideration of the promises and agreements set forth herein, the parties, each intending to be legally bound hereby, do promise and agree as follows:

1. LICENSE. Seller hereby grants to Buyer for the Term of this Agreement as recited herein the exclusive right and license to use the Intellectual Property in connection with an internet web-site being developed by Buyer for the sale of pre-recorded music.

2.   TERM OF THE AGREEMENT.

     2.1 This Agreement and the provisions hereof, except as otherwise provided, shall be in full force and effect commencing on the date of execution by both parties and shall extend for ten (10) years (the Term). Buyer shall, thereafter, have the option of renewing the Agreement for an unlimited number of additional five (5) year Extended Terms.

     2.2 In the event that the audited financial statements of Seller have been completed and are deemed acceptable to Buyer, in accordance with the Asset Purchase Agreement, and the assets are acquired, Buyer will own the Intellectual Property and this license shall automatically expire.

3.   COMPENSATION.

     3.1 In consideration for the license granted hereunder, Buyer agrees to pay to Seller a royalty of one percent (1%) of the net income, if any, generated as a result of sales of pre-recorded music by Buyer on or through the internet web site during the Term of this Agreement, as may be extended in accordance with paragraph 2.1 hereinabove.

     3.2 Royalty payments shall be payable within sixty (60) days after the end of each fiscal quarter ended March 31, June 30, September 31, and December 31 of each calendar year (each fiscal quarter is referred to as a "Royalty Period").

     3.3 Net income shall be defined in accordance with generally accepted accounting principals.

4.   TRADEMARK NOTICES.

     4.1 Buyer agrees to comply with the marking provisions of the trademark, patent and copyright laws of the United States with respect to any trademarks.

     4.2 Buyer agrees that all promotional, packaging, and advertising material shall include all appropriate legal notices as required by Seller.

5.   INTELLECTUAL PROPERTY RIGHTS.

     5.1 Buyer acknowledges Seller's exclusive rights in the Intellectual Property and, further, acknowledges that the Intellectual Property is unique and original to Seller and that Seller is the owner thereof. Buyer shall not, at any

--------------------------------------------------------------------------------
Initials:          Seller:_____  Seller's Shareholder:____   Buyer____  TSIG____
time during or after the effective Term of the Agreement, dispute or contest, directly or indirectly, Seller's exclusive right and title to the Intellectual Property or the validity thereof.

     5.2 Buyer agrees that its use of the Intellectual Property inures to the benefit of Seller and that the Buyer shall not acquire any rights in the Intellectual Property as a result of this license.

6. TERMINATION. The following termination rights are in addition to the termination rights that may be provided elsewhere in the Agreement:

     6.1 Seller's Right of Termination. Seller shall have the right to immediately terminate this Agreement by giving written notice to Buyer in the event that Buyer does any of the following:

          (a) Commencing in the second year of the Term, ceases to generate any revenue from sales of pre-recorded music on or through the internet web-site for two (2) consecutive Royalty Periods.
          (b) Fails to make two (2) consecutive required royalty payments in full.

     6.2 Right to Terminate Upon Notice. Either Seller or Buyer may terminate this Agreement on ninety (90) days' written notice to the other party in the event of a breach of any provision of this Agreement by the other party, provided that, during the 90-day period, the breaching party fails to cure such breach.

     6.3 Buyer's Right to Terminate. Buyer shall have the right to terminate this Agreement at any time on ninety (90) days' written notice to Seller, such termination to become effective at the conclusion of such 90-day period.

     6.4 Automatic Termination. In the event that the audited financial statements of Seller have been completed and are deemed acceptable to Buyer, in accordance with the Asset Purchase Agreement, and the assets are acquired, Buyer will own the Intellectual Property and this Agreement shall automatically expire.

7.   NOTICES.

     7.1 Any notice required to be given pursuant to this Agreement shall be in writing and mailed by certified or registered mail, return receipt requested, or delivered by a national overnight express service.

     7.2 Either party may change the address to which notice or payment is to be sent by written notice to the other party pursuant to the provisions of this paragraph.

8. JURISDICTION AND DISPUTES. The parties agree that this Agreement and the transactions contemplated hereby shall be construed and enforced in accordance with the laws of the State of Florida, and that any action or proceeding that

--------------------------------------------------------------------------------
Initials:          Seller:_____  Seller's Shareholder:____   Buyer____  TSIG____
may be brought arising out of, in connection with or by reason of this Agreement shall be brought only in a court of competent jurisdiction within the county of Pinellas, Florida. Each of the parties hereto hereby submits, unconditionally and irrevocably, to the jurisdiction to the aforesaid courts for the purpose of any such lawsuits, agree to accept service of process by mail, and hereby waive any jurisdictional or venue defenses otherwise available to it.

9. AGREEMENT BINDING ON SUCCESSORS. The provisions of the Agreement shall be binding on and shall inure to the benefit of the parties hereto, and their heirs, administrators, successors, and assigns.

10. WAIVER. No waiver by either party of any default shall be deemed as a waiver of prior or subsequent default of the same or other provisions of this Agreement.

11. SEVERABILITY. If any term, clause, or provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other term, clause, or provision and such invalid term, clause, or provision shall be deemed to be severed from the Agreement.

12. ASSIGNABILITY. The license granted hereunder is personal to Buyer and shall not be assigned to any third-party by any act of Buyer or by operation of law; provided, however, that Seller agrees that Buyer may assign the license at any time to TSIG, or to any wholly-owned subsidiary of Buyer or TSIG.

13. MODIFICATION. This Agreement shall not be modified or amended except in writing signed by the parties hereto and specifically referring to this Agreement.

14. COUNTERPARTS AND FACSIMILE SIGNATURES. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.


--------------------------------------------------------------------------------
Initials:          Seller:_____  Seller's Shareholder:____   Buyer____  TSIG____

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have each signed this Agreement effective on the date first set forth above.


SELLER:                                 BUYER:

DP ENTERPRISES, INC.,                   COMPACT CONNECTION, INC.,
(formerly Compact Connection, Inc.)     a Delaware corporation
a Nevada corporation


By:  /s/ Darrell Piercy                 By:  /s/ Robert P. Gordon
     ------------------------------          -----------------------------------
     Darrell Piercy, CEO                     Robert P. Gordon, Chairman
     1520 Brookhollow Dr., Suite 33          100 Second Avenue South, Suite 1000
     Santa Ana, California  92705            St. Petersburg, Florida  33701


SELLER'S SHAREHOLDER:                   TSIG:

DARRELL W. PIERCY                       TELESERVICES INTERNATIONAL GROUP INC.



/s/ Darrell Piercy                      By:  /s/ Robert P. Gordon
------------------------------               -----------------------------------
Darrell Piercy, individually                 Robert P. Gordon, Chairman
1520 Brookhollow Dr., Suite 33               100 Second Avenue South, Suite 1000
Santa Ana, California  92705                 St. Petersburg, Florida  33701










--------------------------------------------------------------------------------